EXHIBIT 10.1

                         AGREEMENT REGARDING EMPLOYMENT


         This AGREEMENT is made and entered into effective as of July 5, 2003, between Cadiz Inc., a Delaware corporation ("Cadiz") and Keith Brackpool ("Brackpool"), and is made with reference to the following facts:

         A. Brackpool and Cadiz have previously entered into that certain employment agreement dated as of February 1, 1998 (the "1998 Employment Agreement").

         B. Subsequent to February 1, 2003, Cadiz failed to make payments of base compensation to Brackpool as and when required under the 1998 Employment Agreement, thereby resulting in a breach by the Company of the 1998 Employment Agreement and giving Brackpool the right to terminate the 1998 Employment Agreement. Cadiz and Brackpool acknowledge and agree that, as a consequence of the foregoing, the 1998 Employment Agreement was effectively terminated as of February 1, 2003.

         C. Pursuant to Section 6(c)(ii) of the 1998 Employment Agreement, Brackpool is entitled, following said termination, to receive payment of base compensation and bonus for the entire remaining term of the 1998 Employment Agreement (i.e. through January 31, 2004), which the parties agree is equal to the sum of $800,000.

         D. Notwithstanding the agreed termination of the 1998 Employment Agreement as of February 1, 2003, and notwithstanding Brackpool's right to collect termination payments without continuing to provide services to Cadiz following that date, Cadiz has indicated to Brackpool that, because of his experience and background, particularly at a critical juncture of Cadiz' operations, Cadiz had and continues to have a need for Brackpool's services subsequent to February 1, 2003 and the need for an amicable resolution of Brackpool's claims against and liabilities to Cadiz. However, because of the circumstances, it is necessary to change certain of Brackpool's duties and responsibilities and to materially reduce his compensation, as set forth in this Agreement, and to resolve mutual claims by and between Brackpool and Cadiz, as set forth in the concurrently executed Agreement Regarding Satisfaction of Note Obligations.

         E. Brackpool has agreed to the request of Cadiz to continue to provide services to Cadiz and therefore the parties desire, with this Agreement, to memorialize the terms and conditions upon which Brackpool is providing services to Cadiz subsequent to February 1, 2003.


         NOW, THEREFORE, the parties agree as follows:

1. TERMINATION OF 1998 EMPLOYMENT AGREEMENT Cadiz and Brackpool agree that, effective as of February 1, 2003, the 1998 Employment Agreement is terminated and that, as a consequence of such termination, Cadiz is obligated to pay to Brackpool the sum of $800,000 (i.e. $500,000 in base compensation and $300,000 in annual bonus) pursuant to Section 6(c)(ii) of the 1998 Employment Agreement (the "Termination Payment").


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2.       SERVICE FOLLOWING DATE OF TERMINATION.  From and after February 1, 2003
(the effective date of the termination of the 1998 Employment Agreement), Brackpool agrees to provide services to Cadiz upon the following terms and conditions:

         2.1 TERM. The term of this Agreement shall commence as of February 1, 2003 and shall terminate as of September 30, 2003 (the "Term").

         2.2 DUTIES. During the Term Brackpool shall serve as the Chief Executive Officer of the Company, and Brackpool's responsibilities shall be commensurate with such position. Brackpool shall report to, and take direction from, the Company's Board of Directors.

                  Brackpool shall serve as a member of the Board of Directors of Cadiz, and as an officer and/or director of any other subsidiary or affiliate of Cadiz, without any additional salary or compensation.

                  Brackpool agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of Cadiz all of the duties that may be assigned to him hereunder and shall devote such time to the performance of these duties as may be necessary therefor. Provided that Brackpool otherwise performs his duties in a satisfactory manner, nothing herein shall require Brackpool to provide such services on a full-time basis or shall preclude Brackpool from spending a reasonable amount of time in the pursuit of other business opportunities, the management of his personal investments or with any charitable or civic venture with which Brackpool may be involved as long as such activities do not result in any conflicts with respect to Brackpool's duties to Cadiz hereunder, or violate any conflicts of interest policy which may be maintained from time to time by Cadiz.

         2.3 COMPENSATION. Brackpool's compensation hereunder shall be $20,000 per month, subject to such deductions as Cadiz may from time to time be required to make pursuant to law, governmental regulation or order. Brackpool shall also be entitled to receive such fringe benefits (i.e., paid vacations, sick pay and the like) as had previously been granted by Cadiz to Brackpool under the 1998 Employment Agreement. Cadiz and Brackpool acknowledge and agree that any compensation payable by Cadiz to Brackpool pursuant to this Section 2.3 is in addition to, and not in lieu of, the Termination Payment, that such compensation is necessary in order to induce Brackpool to enter into this Agreement and to provide the services described herein, and that Brackpool would not enter into this Agreement, or continue to provide services following the termination of the 1998 Employment Agreement, but for the payment of such compensation in addition to, and not in lieu of, the Termination Payment.

         2.4      TERMINATION.

                  2.4.1    This Agreement shall terminate:

                           i.       Upon  expiration  of  the  Term;   provided,
however, that prior thereto Brackpool and Cadiz shall evaluate and mutually attempt to negotiate a new employment agreement setting forth the terms and conditions of Brackpool's employment following expiration of the Term (it being understood and agreement that there is no binding obligation on


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the part of either  Brackpool  or Cadiz to enter into such an  agreement  or for
Brackpool to continue to provide services to Cadiz following expiration of the Term in the absence of such an agreement);

                           ii.      At the election of Cadiz,  upon the death or
permanent disability of Brackpool, "permanent disability" being defined as any continuous loss of one-half (1/2) or more of the time spent by Brackpool in the usual daily performance of his duties as a result of physical or mental illness for a continuous period in excess of ninety (90) days.

                           iii. At such time, if any, as Cadiz ceases to conduct
its business.

                           iv.      At the election of Cadiz, upon the breach by
Brackpool of any material term or condition of this Agreement or upon the dismissal of Brackpool by Cadiz for cause. For purposes of this Agreement, Cadiz shall have "cause" to terminate Brackpool's employment if he (1) breaches any term or condition of this Agreement, (2) engages in one or more acts constituting a felony; (3) engages in one or more acts involving fraud or serious moral turpitude; (4) misappropriates Cadiz assets or engages in gross misconduct materially injurious to Cadiz or its affiliates or subsidiaries or
(5) willfully fails to comply with the instructions of Cadiz' Board of Directors.

                           v.       At  the  election  of  Brackpool,  upon  the
breach by Cadiz of any material term or condition of this Agreement.

                  2.4.2 RETURN OF COMPANY'S PROPERTY. If this Agreement is terminated for any of the foregoing reasons, Cadiz may, at its option, require Brackpool to vacate his offices prior to the effective date of a termination and to cease all activities on Cadiz' behalf. Brackpool agrees that on the termination of his employment in any manner, he will immediately deliver to the Company all notebooks, brochures, documents, memoranda, reports, price lists, files, invoices, purchase orders, books, correspondence, lists, or other written or graphical records, and the like, relating to the business or work of Cadiz, which are or have been in his possession or under his control and which have not been returned to Cadiz. Brackpool hereby expressly acknowledges that all such materials referenced above are the property of Cadiz.

3.       MISCELLANEOUS.

         3.1 Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

         3.2. No change in, modification of, or addition, amendment or supplement of this Agreement shall be valid unless set forth in writing and signed and dated by both parties subsequent to the execution of this Agreement.

         3.3 Cadiz and Brackpool, without the necessity of any further consideration, agree to execute and deliver such other documents and take such other actions as may be necessary to consummate more effectively the purposes and subject matter of this Agreement.


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         3.4      The existence,  validity,  construction and operational effect of this Agreement and the rights and obligations of Cadiz and Brackpool hereunder shall be determined in accordance with the laws of the State of California; provided, however, that any provision of this Agreement which may be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.

         3.5 In the event of any controversy, claim, or dispute between the Cadiz and Brackpool arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, including, but not by way of limitation, attorneys' fees and accountants' fees solely as determined by the court.

         3.6 The section headings used in this Agreement are intended solely for the convenience of reference, and shall not in any way or manner amplify, limit, or modify, or otherwise be used in the interpretation of any of the provisions of this Agreement and the masculine, feminine, or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

         3.7 The covenants, agreements, representations, or warranties, terms and conditions contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Cadiz and Brackpool; provided, however, that Brackpool may not assign or transfer any of his rights or duties hereunder except upon the written consent of Cadiz in its sole and absolute discretion. In no event shall Brackpool assign or delegate responsibility for actual performance or services or any other obligation hereunder.

         3.8 This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and waiver of a provision in one instance shall not prevent a party thereafter from enforcing each and every other provision of this Agreement.

         3.9 This Agreement may be signed in counterparts, and delivery of facsimile signatures shall be deemed effective to create a valid and binding agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.


Cadiz Inc.                                    Keith Brackpool


By:  /s/ Murray H. Hutchison                  By:  /s/ Keith Brackpool
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         Chairman
         Compensation Committee